Exhibit 4.1

AMENDMENT

This Amendment, dated as of June 28, 2019 (this “Amendment”), by and between SeaChange International, Inc. (the “Company”) and Computershare Inc., as Rights Agent (the “Rights Agent”), amends that certain Tax Benefits Preservation Plan, dated as of March 4, 2019 (the “Agreement”), by and between the Company and the Rights Agent.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Amendment to Agreement.

1.01    Section 1(n) of the Agreement shall be and hereby is amended and restated to read in its entirety as follows:

(n)    “Final Expiration Date” shall mean the earliest of (i) the fifth (5th) Business Day after the filing by the Company of a Current Report on Form 8-K reporting the results of the 2019 annual meeting of stockholders of the Company (including any postponement or adjournment thereof) should this Agreement not be approved by a majority of the Common Shares present and voting at such meeting on such matter and (ii) the Close of Business on the third anniversary of the date of this Agreement.

1.02    Exhibit C of the Agreement shall be and hereby is amended to delete the sentence “If, however, any person becomes an Acquiring Person, the “Final Expiration Date” shall be March 4, 2029” in the paragraph immediately preceding the heading “Purchase Price; Adjustments”.

2.    Miscellaneous.

2.01    Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

2.02    No Waiver. This Amendment is effective only in the specific instance and for the specific purpose for which it is executed and shall not be considered a waiver or agreement to amend as to any provision of the Purchase Agreement in the future.

2.03    Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Agreement unless the context clearly indicates or dictates a contrary meaning.

2.04    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

2.05    Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment by signing any of such counterparts.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Mark Bonney
	Name:	Mark Bonney
	Title:	Executive Chair

COMPUTERSHARE INC., as Rights Agent

By:	/s/ Kathy Heagerty
	Name:	Kathy Heagerty
	Title:	Vice President & Manager